Exhibit 99.1

                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

April 24, 2003                                     For More Information Contact:
                             Mark D. Curtis, Senior Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
                 THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
                   FIRST QUARTER EARNINGS AND ADDITIONAL SHARE
                                 REPURCHASE PLAN

      First Quarter Earnings. Glen Head, New York, April 24, 2003 - The First of Long Island Corporation earned 74 cents per share for the first quarter of 2003 as compared to 62 cents for the same quarter last year, an increase of 19%. Net income for the most recent quarter was $3,093,000 as compared to $2,648,000 a year ago. Total assets were $803,691,000 at March 31, 2003.

      The most important reason for the growth in earnings was an unusually large commercial mortgage prepayment fee. Other important causes of the earnings increase include growth in checking balances, market type savings balances and residential mortgages as well as a gain on the sale of securities. The large prepayment fee, the recurrence of which is unlikely, was especially important to the growth in earnings per share being equivalent to approximately 8 cents per share.

      The Company continues to be challenged by the very low interest rate market. The negative effects on net interest margin are expected to become even more pronounced as loans and securities are repriced or reinvested at lower yields without an offsetting reduction in the cost of funds. Also beginning to adversely affect earnings are the expenses of certain growth strategies including the costs of our three new commercial banking branches in Manhattan.

                            BALANCE SHEET INFORMATION

                                                      3/31/03            3/31/02
                                                     --------           --------
                                                           (in thousands)

Total Assets .............................           $803,691           $731,274

Net Loans ................................            266,999            233,001

Investment Securities ....................            427,287            400,979

Checking Deposits ........................            264,474            241,058

Savings and Time Deposits ................            448,785            410,461

Total Stockholders' Equity ...............             84,987             76,739


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

                          INCOME STATEMENT INFORMATION

                                                                           Three Months Ended
                                                                       --------------------------
                                                                        3/31/03          3/31/02
                                                                       ---------        ---------
                                                                             (in thousands)
Net Interest Income ...........................................          $ 8,472         $ 7,586
Provision For Loan Losses .....................................               75             100
                                                                         -------         -------
      Net Interest Income After Provision For Loan Losses .....            8,397           7,486
                                                                         -------         -------

Noninterest Income ............................................            1,485           1,329
Noninterest Expense ...........................................            5,685           5,301
                                                                         -------         -------
  Income Before Income Taxes ..................................            4,197           3,514
Income Tax Expense ............................................            1,104             866
                                                                         -------         -------
  Net Income ..................................................          $ 3,093         $ 2,648
                                                                         =======         =======

Earnings Per Share:
  Basic .......................................................          $   .75         $   .63
  Diluted .....................................................          $   .74         $   .62

      This earnings release contains various "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

      For more detailed financial information please see the Corporation's Form 10-Q for the quarterly period ended March 31, 2003. The Form 10-Q will be available on or before May 15, 2003 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on "The First of Long Island Corporation."

      Stock Repurchase Program. The Board of Directors of The First of Long Island Corporation approved an additional stock repurchase plan which authorizes the Corporation to purchase from time to time in market or private transactions 50,000 shares of the Corporation's common stock. The stock purchases will be financed through available corporate cash. This is a continuation of the Corporation's stock repurchase program which began in 1988.


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